                      SECURITIES AND EXCHANGE COMMISSION

                             Washington, DC 20549

                                 SCHEDULE 13G


                   Under the Securities Exchange Act of 1934
                               (Amendment No. 3)


                             Allstate Corporation
                             --------------------
                               (Name of Issuer)


                            Common Stock, $0.01 Par
                        ------------------------------
                        (Title of Class of Securities)


                                   020002101
                                --------------
                                (CUSIP Number)


Check the following box if a fee is being paid with this statement [_]. (A fee is not required only if the filing person: (1) has a previous statement on file reporting beneficial ownership of more than five percent of the class of securities described in Item 1; and (2) has filed no amendment subsequent thereto reporting beneficial ownership of five percent or less of such class.) (See Rule 13d-7.)

--------------------                                       -----------------
CUSIP No.  020002101                   13G                 Page 2 of 7 Pages
--------------------                                       -----------------

------------------------------------------------------------------------------
      NAME OF REPORTING PERSON
 1    S.S. or I.R.S. IDENTIFICATION NO. OF ABOVE PERSON

      Northern Trust Corporation                       36-2723087
      The Northern Trust Company                       36-1561860
      Northern Trust Bank of Arizona, NA               59-0258165
      Northern Trust Bank of California, NA            94-2938925
      Northern Trust Bank of Florida, NA               36-2798553
      Northern Trust Bank of Texas, NA                 75-1999849
      Northern Trust Quantitative Advisors, Inc        36-3608252
      Northern Trust Bank of Colorado, NA              84-1348368
      Northern Trust Bank, FSB                         38-3424562

------------------------------------------------------------------------------
      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP
 2                                                              (a) [_]
                                                                (b) [_]
      Not Applicable
------------------------------------------------------------------------------
      SEC USE ONLY
 3


------------------------------------------------------------------------------
      CITIZENSHIP OR PLACE OF ORGANIZATION
 4
      Northern Trust Corporation--a Delaware corporation with principal offices in Chicago, Illinois
------------------------------------------------------------------------------
                          SOLE VOTING POWER
                     5
     NUMBER OF            2,146,695

      SHARES       -----------------------------------------------------------
                          SHARED VOTING POWER
   BENEFICIALLY      6
                          48,194,669
     OWNED BY
                   -----------------------------------------------------------
       EACH               SOLE DISPOSITIVE POWER
                     7
    REPORTING             3,021,312

      PERSON       -----------------------------------------------------------
                          SHARED DISPOSITIVE POWER
       WITH          8
                          210,536
------------------------------------------------------------------------------
      AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON
 9
      50,444,960
------------------------------------------------------------------------------
      CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (9) EXCLUDES CERTAIN SHARES.
10

      Not Applicable
------------------------------------------------------------------------------
      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW 9
11
      6.41

------------------------------------------------------------------------------
      TYPE OF REPORTING PERSON
12
      Northern Trust Corporation HC

------------------------------------------------------------------------------

                      SECURITIES AND EXCHANGE COMMISSION
                             Washington, DC 20549

            SCHEDULE 13G UNDER THE SECURITIES EXCHANGE ACT OF 1934

Check the following box if a fee is being paid with statement [_].


1.   (a)  Name of Issuer:
          --------------
          Allstate Corporation

     (b)  Address of Issuer's Principal Executive Offices:
          -----------------------------------------------
          2775 Sanders Road, Northbrook, Illinois 60062

2.   (a)  Name of Person Filing:
          ---------------------
          Northern Trust Company

     (b)  Address of Person Filing:
          ------------------------
          50 South LaSalle Street, Chigago, Illinois 60675


     (c)  Citizenship:
          -----------
          U.S. (Delaware Corporation)


     (d)  Title of Class of Securities:
          ----------------------------
          Common Stock, $0.01 Par

     (e)  CUSIP Number:
          ------------
          020002101

3. This statement is being filed by Northern Trust Corporation as a Parent Holding Company in accordance with S240.13d-1(b) (1) (ii) (G).

4.   (a)  Amount Beneficially Owned:
          -------------------------
          50,444,960

     (b)  Percent of class:
          ----------------
          6.41

     (c)  Number of shares to which such person has:
          -----------------------------------------

          (i)    Sole Power to Vote or to Direct the Vote:
                 ----------------------------------------
                 2,146,695

          (ii)   Shared Power to Vote or to Direct the Vote:
                 ------------------------------------------
                 48,194,669

          (iii)  Sole Power to Dispose or to Direct Disposition:
                 ----------------------------------------------
                 3,021,312

          (iv)   Shared Power to Dispose or to Direct Disposition:
                 ------------------------------------------------
                 210,536

     5. If this statement is being filed to report the fact that as of the date hereof the reporting person has ceased to be the beneficial owner of more than 5 percent of the class of securities, check the following:

     6. Statement regarding ownership of 5 percent or more on behalf of another person:

     7. Parent Holding Company reporting on behalf of the following subsidiaries, all of which are banks as defined in Section 3(a)(6) of the Act:

           The Northern Trust Company                 Northern Trust Bank of Arizona N.A.
           50 South LaSalle Street                    2398 East Camelback Road
           Chicago, IL 60675                          Phoenix, AZ 85016

           Northern Trust Bank of Florida N.A.        Norhtern Trust Bank of California N.A.
           700 Brickell Avenue                        355 South Grand Avenue, Suite 2600
           Miami, FL 33131                            Los Angeles, CA 90071

           Northern Trust Bank of Texas N.A.          Northern Trust Quantitative Advisors, Inc.
           2020 Ross Avenue                           50 South LaSalle Street
           Dallas, TX 75201                           Chicago, IL 60675

           Northern Trust Bank of Colorado            Northern Trust Bank, FSB
           1200 17th Street, 24th Floor               1701 North Woodward Avenue, Suite 110,
           Denver, CO 80202                           Bloomfield Hills, MI 48304


     8.    Identification and Classification of Members of the Group.

           Not Applicable.

     9.    Notice of Dissolution of Group:

           Not Applicable.

     10. By signing below I certify that, to the best of my knowledge and belief, the securities referred to above were acquired in the ordinary course of business and were not acquired for the purpose of and do not have the effect of changing or influencing the control of the issuer of such securities and were not acquired in connection with or as a participant in any transaction having such purpose or effect.

After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, completed and correct.


                                             NORTHERN TRUST CORPORATION


                                             ___________________________________
                                             By: Perry R. Pero

                                             As its: Vice Chairman

DATED: 02-07-2000
       ----------

                            EXHIBIT TO SCHEDULE 13G
                      FILED BY NORTHERN TRUST CORPORATION

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549-1004
Attention: Filing Desk, Stop I-4

                           RE: Allstate Corporation
                               --------------------

     Pursuant to the requirement of 240.13d-1(k) (1) (iii), this exhibit shall constitute our written agreement that the Schedule 13G Amendment to which this exhibit is attached is filed on behalf of Northern Trust Corporation and of its subsidiary(ies), as stated below, regarding our respective beneficial ownership in the above-captioned equity security.

                                             NORTHERN TRUST CORPORATION

                                             ___________________________________
                                             By: Perry R. Pero

                                             As its: Vice Chairman

DATED: 02-07-2000
       ----------

THE NORTHERN TRUST COMPANY

___________________________________
By: Perry R. Pero
As its: Vice Chairman

NORTHERN TRUST BANK OF ARIZONA, NA
NORTHERN TRUST BANK OF CALIFORNIA, NA
NORTHERN TRUST BANK OF FLORIDA, NA
NORTHERN TRUST BANK OF TEXAS, NA

___________________________________
By: Barry G. Hastings
As its Authorized Representative


NORTHERN TRUST QUANTITATIVE ADVISORS, INC.


___________________________________
By: John Goodwin
As its Managing Director


NORTHERN TRUST BANK OF COLORADO, NA


___________________________________
By: Scott C. Wylie
As its Chairman and CEO

NORTHERN TRUST BANK, FSB

________________________________________
By: James I. Kaplan, Esq.
As its Authorized Representative